Exhibit 4.1

DANAOS CORPORATION

- and -

DANAOS SHIPPING COMPANY LIMITED

AMENDED AND RESTATED MANAGEMENT AGREEMENT

INDEX

Section		Page

1	INTERPRETATION	2

2	APPOINTMENT	3

3	THE OWNER’S GENERAL OBLIGATIONS	3

4	THE MANAGER’S GENERAL OBLIGATIONS	4

5	CREW SERVICES	7

6	TECHNICAL SERVICES	8

7	COMMERCIAL SERVICES	9

8	CHARTERING SERVICES	10

9	ADMINISTRATIVE SERVICES	11

10	INSURANCE	13

11	FEES AND EXPENSES	13

12	BUDGETS, CORPORATE PLANNING AND EXPENSES	14

13	LIABILITY AND INDEMNITY	16

14	RIGHTS OF THE MANAGER, RESTRICTIONS ON THE MANAGER’S AUTHORITY, AND NON-COMPETE PROVISIONS	17

15	AVAILABILITY OF OFFICERS	18

16	TERMINATION OF THE AGREEMENT	22

17	SALE AND RIGHT OF FIRST REFUSAL	24

18	NOTICES	25

19	APPLICABLE LAW AND JURISDICTION	25

20	ARBITRATION	25

21	MISCELLANEOUS	26

i

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made on the 31st day of December, 2014,

BY AND BETWEEN:

(1)                                 DANAOS CORPORATION, a company organized and existing under the laws of the Republic of the Marshall Islands (the “Owner”); and

(2)                                 DANAOS SHIPPING COMPANY LIMITED, a company organized and existing under the laws of the Republic of Cyprus (the “Manager”).

WHEREAS:

(A)                               The Owner has a number of wholly owned subsidiaries identified on Schedule A hereto, as such Schedule A may be amended from time to time (the “Shipowning Subsidiaries”), each of which owns either a containership or a drybulk carrier (the “Vessels”) and certain other direct and indirect subsidiaries identified on Schedule B hereto, as such Schedule B may be amended from time to time (together with the Shipowning Subsidiaries, the “Subsidiaries”).

(B)                               The Manager has the benefit of expertise in the containerized cargo vessel industry and in technical and commercial management of containerships and drybulk carriers and administration of shipping companies generally.

(C)                               The Owner and the Manager entered into a Management Agreement, made December 16, 2005 and effective July 1, 2005 which was amended on September 18, 2006, as further amended by Addendum No.1 thereto dated February 12, 2009 and as further amended by Addendum No.2 thereto dated February 8, 2010, Addendum No.3 dated December 16, 2011, Addendum No.4 dated December 31, 2012 and Addendum No.5 dated December 16, 2013 (hereinafter collectively referred to as the “2006 Management Agreement”), pursuant to which the Manager has represented the Group (as defined below) in its dealings with third parties and provided technical, commercial, administrative and certain other services to the Group as specified therein in connection with the management and administration of the business of the Group.

(D)                               The Owner and the Manager desire to amend and restate the terms and conditions of the 2005 Management Agreement and to adopt this Agreement to supersede and replace the 2005 Management Agreement as the agreement pursuant to which the Manager represents the Group in its dealings with third parties and provides technical, commercial, administrative and certain other services to the Group as specified herein in connection with the management and administration of the business of the Group.

NOW, THEREFORE, THE PARTIES HEREBY AGREE:

1                                         INTERPRETATION

1.1                               In this Agreement, unless the context otherwise requires:

“Board of Directors” means the board of directors of the Owner as the same may be constituted from time to time.

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; London, United Kingdom; Cyprus; and New York, New York.

“Containership” means any ocean-going vessel that is intended to be used primarily to transport containers or is being used to primarily transport containers.

“Drybulk Carrier” means any ocean-going vessel that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

“Executive Officers” means the Chief Executive Officer and the President, the Chief Operating Officer , the Chief Financial Officer and the Deputy Chief Operating Officer of the Owner and/or such other officers that may be agreed by the parties thereto after the date of this Agreement from time to time.

“Group” means, at any time, the Owner and the Subsidiaries at such time taking into account the Schedule A and Schedule B in effect at such time and “member of the Group” shall be construed accordingly.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“Newbuilding” means a new ship under construction or just completed.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

1.2                               The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

1.3                               All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

1.4                               In the event of any conflict between this Agreement and any Shipmanagement Agreement (as defined below), the provisions of this Agreement shall prevail.

1.5                               Unless otherwise specified, all references to money refer to the legal currency of the United States of America.

1.6                               Unless the context otherwise requires, words in the singular include the plural and vice versa.

2                                         APPOINTMENT

2.1                               The Manager is hereby appointed by the Owner as the technical, commercial and administrative manager of the Group and hereby accepts such appointment on the terms and conditions of this Agreement.

2.2                               With effect from the date hereof and continuing unless and until terminated as provided herein, the Owner hereby appoints the Manager and the Manager hereby agrees to act as the Manager of each Vessel.

2.3                               The Manager undertakes to use its best endeavors to provide its management services specified in Sections 5, 6, 7, 8, 9 and 10 of this Agreement (collectively the “Management Services”), on behalf of the Owner in accordance with sound ship management practice.

2.4                               The Manager may, with the consent of the Owner, appoint any person or entity (a “Submanager”) at any time throughout the duration of this Agreement to discharge any of the Manager’s duties.

2.5                               The Manager covenants with the Owner to ensure that each Submanager shall at all times properly exercise and perform the powers, rights and duties so conferred on it.  The Manager’s power to delegate performance of any provision of the Agreement hereunder is without prejudice to the Manager’s liability to the Owner to perform such Agreement with the intention that the Manager shall remain responsible to the Owner for the due and timely performance of all duties and responsibilities of the Manager hereunder.

3                                         THE OWNER’S GENERAL OBLIGATIONS

3.1                               The Owner shall notify the Manager as soon as possible of any change in the Group as a result of the purchase of any Vessel or Newbuilding, the sale of any Vessel, the purchase or sale of any direct or indirect subsidiary, the creation or divestiture of any subsidiary, or any other structural change and shall promptly amend Schedule A and Schedule B hereto, as applicable, to be reflective of any such change.  Such amended Schedule A or Schedule B shall be effective on any such day as mutually agreed by the Owner and the Manager, which date shall be no later than five calendar days after delivery of such amended Schedule A or Schedule B to the Manager by the Owner.

4                                         THE MANAGER’S GENERAL OBLIGATIONS

4.1                               The Manager shall, on behalf of the Group, attend to the day-to-day management of the Vessels in accordance with sound technical and commercial shipping industry standards.

4.2                               In the exercise of its duties hereunder, the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by the Group and serve the Group faithfully and diligently in the performance of this Agreement, exercising all due care, loyalty, skill and diligence to carry out its duties under this Agreement according to sound technical and commercial shipping industry standards.

4.3                               For each Vessel now or hereinafter owned by any member of the Group, the Owner shall cause each Subsidiary to enter with the Manager into a contract substantially in the form attached hereto as Appendix I (each a “Shipmanagement Agreement” and collectively the “Shipmanagement Agreements”), with such alterations and additions as are appropriate (provided, that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors of the Owner), and the Manager shall act and do all and/or any of the following acts or things described in this Agreement and each Shipmanagement Agreement in the name and/or on behalf of the Owner and/or its Subsidiaries in all parts of the world directly or through its agents.

4.4                               For each Vessel sold or scrapped by any Subsidiary, the Owner shall cause each such Subsidiary to terminate promptly thereafter its applicable Shipmanagement Agreement with the Manager and the Manager agrees to terminate promptly such Shipmanagement Agreement accordingly.  Should the Owner decide not to extend the term of this Agreement pursuant to Section 16 hereof, the Manager shall continue to handle all outstanding matters relating to the sale or scrapping of the Group’s Vessels for as long as the Owner requires and in such case the management fee will be reduced by two-thirds (2/3) for the period following the expiration of the stated term of this Agreement.

4.5                               The Manager acknowledges that the services it will provide pursuant to the Shipmanagement Agreements are not limited to the services described in such agreements and are instead as set forth in this Agreement.

4.6                               In the performance of this Agreement, the Manager shall protect the interests of the Group in all matters directly or indirectly relating to the Vessels.

4.7                               The Manager shall ensure that all material property of the Group is clearly identified as such, held separately from the property of the Manager and, where applicable, in safe custody.

4.8                               The Manager shall ensure that adequate manpower is employed by it to perform its obligations under this Agreement.

4.9                               During the term hereof (as provided in Section 16.1 of this Agreement), the Manager shall provide the Management Services to the Group, subject always to the objectives and policies of the Owner and each applicable member of the Group, in each case, as established from time to time by their authorized representative and notified to the Manager.

4.10                        Notwithstanding anything to the contrary contained in this Agreement or the Shipmanagement Agreements, the Manager agrees that any and all decisions of a material nature relating to the Owner, any Subsidiary or any Vessel shall be reserved to the Owner, such decisions including, but not being limited to:

(a)                                 the purchase and/or sale of shares in a company or other assets of a material nature;

(b)                                 the purchase or formation of subsidiaries;

(c)                                  the entry into guarantees or loans or other forms of financing and any and all financial undertakings and commitments connected therewith;

(d)                                 the entry into and/or termination or amendment of any contractual relationships; and

(e)                                  the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition for an amount exceeding $250,000 or its equivalent.

4.11                        During the term hereof, the Manager shall do all in its power to promote the business of the Group in accordance with the directions of the authorized representative of the respective member of the Group and shall at all times use its best efforts in all respects to conform to and comply with the lawful directions, regulations and recommendations made by such authorized representative, and in the absence of any specific directions, regulations and recommendations as aforesaid and subject to the terms and conditions of this Agreement, shall provide general administrative and advisory services in connection with the management of the business of the Group.

4.12                        The Manager, in the performance of its responsibilities under this Agreement, shall be entitled to have regard to its overall responsibilities in relation to the management of its clients, which shall be restricted to the Group, and in particular, without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager considers to be fair and reasonable, subject always to the discretion of any Executive Officer or other authorized representative of the Owner.

4.13                        The Manager, in the performance of its responsibilities under this Agreement, shall ensure that any purchases of products or services from any affiliates, any Submanager or any other related entity shall be on terms no less favorable to the Manager than the market prices for products or services that the Manager could obtain on an arm’s-length basis from unrelated third parties.

4.14                        During the term hereof, the Manager agrees that, other than as provided in this Section 4.14, it will provide the services in this Agreement to the Group on an exclusive basis and it will not provide any Management Services or other services contemplated herein to any entity without receiving the prior written approval of the Owner, other than:

(a)                                 the Owner and each Subsidiary;

(b)                                 any entity or vessel directly or indirectly owned or controlled, in whole or in part, or operated by John Coustas, Danaos Investments Limited as the Trustee for the 883 Trust (the “Coustas Trust”), Protector Holdings Inc. or Seasonal Maritime Corporation (collectively, the “Coustas Entities”) (or any (i) current or future beneficiaries of the Coustas Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities); provided, that, any such direct or indirect interest in any (x) Drybulk Carrier or Containership of larger than 2,500 TEU or (y) entity owning a Drybulk Carrier or a Containership of larger than 2,500 TEU, shall have been acquired in accordance with Section 3 of the Restrictive Covenant Agreement by and between the Owner and each of the Coustas Entities and attached hereto as Appendix III (the “Restrictive Covenant Agreement”); and

(c)                                  Palmosa Shipping Corporation and its subsidiaries.

For the avoidance of doubt, nothing in this Section 4.14 shall be construed to restrict the Manager from providing any Management Services or other services contemplated herein to any entity or vessel directly or indirectly owned or controlled, in whole or in part, or operated by any Coustas Entity (or any (i) current or future beneficiaries of the Coustas Family Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities), other than Containerships of larger than 2,500 TEUs or Drybulk Carriers or any entity or business involved in shipping sectors other than Containerships of larger than 2,500 TEUs or Drybulk Carriers (which can be provided services in accordance with the terms of this Section 4.14).

4.15                        The Manager shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owner or any Subsidiary at such times as may be mutually agreed.

4.16                        The Manager agrees that the Owner shall have the right at any time to inspect any Vessel for any reason the Owner considers necessary.

4.17                        Where the Manager is providing technical management services in accordance with Section 6.1, the Manager shall procure that the requirements of the law of the flag of each Vessel are satisfied and the Manager shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5                                         CREW SERVICES

5.1                               The Manager shall provide a suitably qualified crew and related services for each of the Vessels as required by each applicable member of the Group in accordance with the STCW 95 requirements including the following:

(a)                                 selecting and engaging the Vessel’s crew, including payroll arrangements, pension administration, and insurances for the crew in accordance with Section 10;

(b)                                 ensuring that the laws of the flag of each Vessel and all places where each Vessel trades are satisfied in respect of manning levels, rank, qualification and certification of the crew and employment regulations, including statutory withholding tax requirements, social insurance requirements, discipline and other requirements;

(c)                                  ensuring that all members of the crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;

(d)                                 ensuring that the crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(e)                                  arranging the transportation of the crew, including repatriation, board and lodging as and when required at rates and types of accommodations as customary in the industry;

(f)                                   training of the crew and supervising their efficiency;

(g)                                  keeping and maintaining full and complete records of any labor agreements which may be entered into with the crew and reporting to the Owner reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the crew and conducting union negotiations;

(h)                                 supervising discipline, discharge, and other terms of employment including administering the Owner’s and the Manager’s drug and alcohol policy in respect of the crew and enforcing appropriate standing orders;

(i)                                     handling all details and negotiating the settlement of any and all claims of the crew, including those arising out of accidents, sickness or death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(j)                                    ensuring that any concerns of any customer with respect to the master or any of the officers or other crew are appropriately investigated in a timely manner, communicating the results of such investigations to the Owner and if appropriate the customer, and if such concerns are well-founded, ensuring that any appropriate remedial actions are taken without delay;

(k)                                 keeping and maintaining all administrative and financial records relating to the crew as required by any law and any labor or collective agreements of the Owner, and rendering to the Owner any and all reports; and

(l)                                     performing any other function in connection with the crew as may be requested by the Owner or necessary for the management of the business.

6                                         TECHNICAL SERVICES

6.1                               The Manager shall provide for all technical management services necessary for the operation of each Vessel, which include, but are not limited to, the following functions:

(a)                                 providing competent personnel to supervise the maintenance and general efficiency of each Vessel;

(b)                                 arranging and supervising dry-dockings, repairs, alterations and upkeep of the Vessels to the standards required by the Group to ensure that each Vessel will comply with all requirements and recommendations of the classification society and with the laws and regulations of the country of registry of each Vessel and of the places where each Vessel trades;

(c)                                  arranging and purchasing the supply of necessary provisions, stores, spares, lubricating oil supplies and equipment for each Vessel;

(d)                                 appointing and paying surveyors and technical consultants and other support for each Vessel as the Manager may consider from time to time to be necessary and arranging surveys associated with the commercial operation of each Vessel;

(e)                                  developing, implementing and maintaining a Safety Management System (SMS) in accordance with the ISM Code and system security in accordance with ISPS Code for both the Manager and each of the Vessels under management;

(f)                                   arranging for the payment of all ordinary charges incurred in connection with the management of each Vessel, including, but not limited to, all canal tolls, port charges, any amounts due to any governmental authority with respect to the crew and all duties and taxes in respect of cargo or freight (whether levied against the Vessel, the Owner or the Group) and arranging for, and arranging payment for, any and all material licenses, permits, franchises, registrations and similar authorizations of any governmental authority which are necessary and used in the operation of the Vessels;

(g)                                  procuring and arranging for port entrance and clearance, pilots, Vessel agents, consular approvals and other services necessary or desirable for the management and safe operation of each Vessel;

(h)                                 performing all usual and customary duties concerned with the loading and discharging of cargoes at all ports including providing technical and shore-side support for the Vessels, handling of each Vessel while in ports or transiting canals and arranging for the prompt dispatch of each Vessel from loading and discharge ports in accordance with any instructions and for transit through canals;

(i)                                     reporting to the Owner of each Vessel’s movement, position at sea, arrival and departure dates, major casualties and damages received or caused by each Vessel;

(j)                                    informing the Group promptly of any major release or discharge of oil or other hazardous material not in compliance with any laws;

(k)                                 maintaining each Vessel in such condition as to be acceptable to major charterers’ vetting standards, if required;

(l)                                     providing the Owner with a copy of any Vessel inspection reports, valuations, surveys, and other similar reports prepared by ship brokers, valuators, surveyors, and classification societies; and

(m)                             arranging for employment of counsel and the investigation, follow-up and negotiating of the settlement of all claims arising in connection with the operation of each Vessel.

7                                         COMMERCIAL SERVICES

7.1                               The Manager shall provide certain commercial services to the Group, which includes, but is not limited to, the following functions:

(a)                                 performing class records review and physical inspections and, at the request of the Owner, making recommendations to the Owner with respect to any additional vessel being considered for purchase by the Owner;

(b)                                 at the request and under the direction of the Owner, certain administrative services in connection with the purchase or sale of a Vessel by the Owner or any member of the Group;

(c)                                  at the request of the Owner, certain services in connection with the Owner or any Subsidiary taking physical delivery of a Vessel; and

(d)                                 at the request of the Owner, performing any other functions necessary to assist the Owner with any Vessel sale or purchase or Newbuilding.

8                                         CHARTERING SERVICES

8.1                               The Manager shall provide certain chartering services to the Group, including the following:

(a)                                 at the direction of the Owner, seeking and negotiating employment for each Vessel under voyage or period charters or under any other form of contract;

(b)                                 arranging of the proper payment to the Owner or its nominee of all hire and/or freight revenues or other moneys of whatsoever nature to which the Owner may be entitled arising out of the employment of or otherwise in connection with the Vessel;

(c)                                  providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or dispatch moneys due from or due to the charterers of the Vessel;

(d)                                 furnishing the crew of each Vessel with appropriate voyage instructions and monitoring voyage performance while using best efforts to achieve the most economical, efficient and quick dispatch of each Vessel between ports and at ports and terminals;

(e)                                  appointing agents;

(f)                                   appointing stevedores;

(g)                                  arranging surveys associated with the commercial operation of the Vessel;

(h)                                 using due diligence to ensure that each Vessel will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence;

(i)                                     arranging the scheduling of each Vessel according to the terms of the Vessel’s employment;

(j)                                    carrying out all necessary communications with shippers, charterers and others involved with the receiving and handling of each Vessel at the loading and discharging ports, including sending any notices required under the terms of the Vessels’ employment;

(k)                                 preparing, issuing or causing to be issued to shippers the customary freight contracts, cargo receipts, bills of lading, shippers’ customary bills or other documents required under the terms of the Vessels’ employment;

(l)                                     invoicing on behalf of the Owner all freights and other sums due to the Owner and accounts receivables arising from the operation of the Vessels, making any and all claims for moneys due to the Owner and issuing releases upon receipt of payment or settlement of such claims; and

(m)                             preparing off-hire statements and/or hire statements including obtaining port documents and expense supports necessary for such calculation.

9                                         ADMINISTRATIVE SERVICES

9.1                               The Manager shall provide certain general administrative services to the Group, including the following:

(a)                                 keeping all books and records of things done and transactions performed on behalf of any member of the Group as it may require from time to time, including liaising with accountants, lawyers and other professional advisors;

(b)                                 except as otherwise contemplated herein, representing any member of the Group generally in its dealings and relations with third parties;

(c)                                  maintaining the general ledgers of the Group, reconciliation of the Group’s bank accounts, preparation of periodic financial statements, including those required for governmental and regulatory or self-regulatory agency filings and reports to shareholders, and the provision of related data processing services;

(d)                                 providing assistance in the preparation of periodic and other reports, proxy statements, registration statements and other documents and reports required by applicable law or the rules of any securities exchange or inter-dealer quotation system on which the securities of the Owner or any member of the Group may be listed or quoted;

(e)                                  preparing and providing all audited financial statements and tax returns required by any law or regulatory authority and developing, maintaining and monitoring internal audit controls, disclosure controls and information technology for the Group;

(f)                                   preparing reports concerning the performance of the services hereunder and the performance of third parties with whom any member of the Group has contractual relationships and furnishing advice and recommendations with respect to all aspects of the business affairs of such member of the Group;

(g)                                  providing all legal services to ensure the Group is in compliance with all laws, including all relevant securities laws, and ensuring that the Group owns or possesses all licenses, patents, copyrights and trademarks which are necessary and used in the operation of its business;

(h)                                 providing for the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition on behalf of any member of the Group arising in connection with the business of any member of the Group for an amount not exceeding $250,000 or its equivalent, including the pursuit by any member of the Group of any rights of indemnification or reimbursement;

(i)                                     providing assistance and advice to the Group with respect to financing, including the monitoring and administration of the compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(j)                                    assisting with arranging board meetings, director accommodation and travel for board meetings, and preparing meeting materials and detailed papers and agendas for scheduled meetings of the Board of Directors or any company in the Group (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors (and any such committees) to base their opinion;

(k)                                 preparing or causing to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Group’s internal policies and procedures on any acquisition, investment or sale of any part of the business;

(l)                                     administering payroll services, benefits and directors fees, as applicable, for any employee, officer or director of the Group;

(m)                             handling all administrative and clerical matters in respect of (i) the calling and arrangement of all annual and/or special meetings of shareholders, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Owner in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Owner has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Owner may require or direct;

(n)                                 providing, at the request and under the direction of the Owner, such communications to the transfer agent for the Owner as may be necessary or desirable;

(o)                                 providing, at the request of the Owner, all documentation and records related to the Safety Management System (SMS) and/or the Crew, which the Owner needs in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party; and

(p)                                 providing any such other administrative services as the Owner, the authorized Executive Officers or any other representative the Owner may request and the Manager may agree to provide from time to time.

10                                  INSURANCE

10.1                        The Manager shall arrange such insurances as the Owner shall have instructed and agreed upon, including the following:

(a)                                 providing and purchasing hull and machinery insurance (including crew negligence), excess liabilities insurance, protection and indemnity insurance including pollution risk insurance (entered for each Vessel’s full gross tonnage), crew insurance and war insurance;

(b)                                 providing and purchasing all other insurances for each Vessel in accordance with the best practices of prudent owners of vessels of a similar type to each Vessel in amounts and on terms that are in accordance with industry practice;

(c)                                  providing the Owner with a copy of any Vessel insurance claims and any reports prepared by insurers; and

(d)                                 ensuring all premiums and calls on the Owner’s insurance are paid in a timely fashion.

11                                  FEES AND EXPENSES

11.1                        In consideration of the Manager providing the Management Services to the Group, the Owner shall pay the Manager the following fees:

(a)                                 a fixed Vessel management fee of US$850 per day per Vessel other than those described in 11.1(b) below, which includes a fee of US$10 per day per Vessel for commercial and chartering services, payable monthly in arrears (pro-rated for the number of days that the Owner (or any Subsidiary) owns or charters-in each Vessel during each month);

(b)                                 a fixed Vessel management fee of US$425 per day per Vessel on a bareboat charter, which includes a fee of US$10 per day per Vessel for commercial and chartering services, payable monthly in arrears (pro-rated for the number of days that the Owner (or any Subsidiary) owns or charters-in each Vessel during each month);

(c)                                  a fixed management fee of US$850 per day payable monthly in arrears;

(d)                                 a variable management fee equal to 1.25% calculated on the gross freight, demurrage, charter hire and ballast bonus obtained for the employment of each Vessel on contracts or charter parties entered into with respect to such Vessels during the term of this Agreement, payable to the Manager monthly in arrears, only to the extent such freight, demurrage, charter hire and ballast bonus, as the case may be, is paid or otherwise collected;

(e)                                  a fee equal to 0.5% calculated on the price set forth in the memorandum of agreement of any Vessel bought or sold for or on behalf of the Owner or any Subsidiary, payable upon final delivery to the Owner or Subsidiary as applicable; and

(f)                                   a flat fee of US$725,000 for the services by the Manager set forth in the form of Supervision Agreement attached in Appendix II hereto with respect to each Newbuilding of the Owner or any Subsidiary payable upon in four equal installments on the key event days in accordance with the applicable shipbuilding contract, namely steel cutting, keel laying, launching and delivery to the Owner or Subsidiary, as applicable (the fees in clauses (a) through (f) of this Section 11.1 being collectively referred to herein as the “Management Fee”).

(g)                                  The Management Fee does not include any out of pocket expenses (e.g. travelling, accommodation or other expenses of similar nature) of the Manager’s employees in relation to drydockings or other visits to Vessels related to repair and maintenance. Such costs will be paid and expensed by the Owner over and above the Management Fee.

11.2                        The above management fees were fixed throughout the Initial Term. For each Subsequent Term (as defined in Section 16 below), the Management Fee will be set at a mutually agreed upon rate between the Owner and the Manager no later than 30 days prior to the commencement of the relevant Subsequent Term.

11.3                        In addition to providing the Management Services in exchange for the Management Fee, the Manager shall, at no cost to any member of the Group, provide its office accommodation, office staff (including secretarial, accounting and administrative assistance), facilities and stationery, and shall pay for all printing, postage, domestic telephone and all other usual office expenses incurred by it as the Manager in or about the provision of the Management Services.

11.4                        The Manager hereby acknowledges that it will provide the Management Services to the Group in Sections 7, 8, 9 and 10 hereof at its own cost in exchange for the Management Fee and other fees it receives under this Section 11, and shall pay for all of its own expenses and costs incurred by it as the Manager in providing such Management Services.

12                                  BUDGETS, CORPORATE PLANNING AND EXPENSES

12.1                        On or before October 31 of each year the Manager will prepare and submit to the Executive Officers a detailed draft budget for the next fiscal year in a format acceptable to the Executive Officers which will include (i) a statement of estimated revenue and expenses in providing the Management Services to the Group and (ii) a proposed budget for capital expenditures, repairs or alterations, including proposed expenditures in respect of dry-docking, together with an analysis as to when and why such replacements, improvements, renovations or expenditures may be required (collectively, the “Draft Budget”).

12.2                        For a period of thirty (30) days after receipt of the Draft Budget, the Executive Officers, from time to time, may request further details and submit written comments on the Draft Budget.  If the Executive Officers do not agree with any term thereof, they will, within the same thirty (30) day period, give the Manager notice of any inquiries to the Draft Budget, which notice will include the list of items under consideration (the “Questioned Items”) and a proposal for the resolution of each such Questioned Item.  The Executive Officers and the Manager will endeavor to resolve any such differences between them with respect to the Questioned Items.

12.3                        By December 10 of the relevant year, the Manager will prepare and deliver to the Owner a revised budget that has been approved by the Executive Officers (the “Approved Budget”).  All expenses incurred by the Manager under the terms of this Agreement on behalf of any member of the Group under the Approved Budget may be debited against the account of the respective member of the Group, but shall in any event remain payable by the Owner to the Manager on demand.

12.4                        Any increase or change to the Approved Budget in excess of 7.5% shall require the written approval of two Executive Officers.  Any expenses incurred by the Manager in excess of the Approved Budget will not be reimbursed or payable to the Manager.

12.5                        The Manager shall produce a monthly comparison between budgeted and actual expenditures to the Executive Officers.  The Manager shall also maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts.

12.6                        In the event the Executive Officers and the Manager dispute any specific expense or invoice within the Approved Budget and are unable to resolve their dispute within ten (10) Business Days, then the dispute shall be referred for resolution by a firm of independent accountants of nationally recognized standing reasonably satisfactory to each of the Manager and the Executive Officers (the “Accounting Referee”) which shall determine the disputed amounts within thirty (30) days of the referral of such dispute to such Accounting Referee.  The determination of the Accounting Referee shall not require the Owner to pay more than the amount in dispute.  The fees and expenses of the Accounting Referee shall be borne equally by the Owner and the Manager.

12.7                        Insofar as any moneys are collected by the Manager under the terms of this Agreement (other than moneys payable by the Owner to the Manager), such moneys and any interest thereon shall be held to the credit of the relevant member of the Group in a separate bank account in the name thereof, but operated by the Manager.

12.8                        On or before the first day of each month during the term of this Agreement, the Owner shall advance to the Manager all amounts budgeted for the operation of each of the Vessels for such month.  At the end of each calendar quarter, the Manager shall preliminarily reconcile the amounts advanced to it by the Owner with the amounts actually expended by it for the operation of each of the Vessels, and the Manager shall remit to the Owner, or credit to the Owner amounts to be advanced to it hereunder for future months, any unused portion of the amounts previously advanced by the Owner, or the Owner shall pay to the Manager any amounts properly expended by the Manager for the Vessels in excess of the amounts previously advanced by the Owner.  The Owner and Manager will reconcile any amounts due to the Owner by the Manager or amounts due to the Manager by the Owner for each fiscal year of the Owner as promptly as practicable following the close of each such fiscal year.

13                                  LIABILITY AND INDEMNITY

13.1                        Subject to Section 16.2(i) neither any member of the Group nor the Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of Force Majeure.  “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of any member of the Group or the Manager, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

13.2                        Subject to Section 13.1, the Manager shall be under no liability whatsoever to any member of the Group for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted from (i) the gross negligence or wilful default of the Manager, its employees, agents or any Submanager or (ii) any breach of this Agreement by the Manager or any Submanager.

13.3                        Except to the extent that the Manager would be liable under Section 13.2, the Owner hereby undertakes to keep the Manager and its employees, agents and the Submanager indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager, its employees, agents or the Submanager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

13.4                        The Manager will indemnify and save harmless the Owner and each other Subsidiary in the Group, and their respective current and former directors, officers, employees, subcontractors and current and future affiliates, from and against any and all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Owner, any other company in the Group or any of their employees or agents may suffer as a result of (i) any losses incurred or suffered related to any liabilities or obligations that the Manager or any Submanager has agreed to pay or for which the Manager is otherwise responsible under this Agreement, (ii) the gross negligence or any willful default by the Manager, its employees, agents or any Submanager or (iii) any breach of this Agreement by the Manager or any Submanager.

13.5                        It is hereby expressly agreed that no employee or agent of the Manager (including any sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Group for any loss, damage or delay whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Section 13, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Section 13 the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.  Nothing in this Section 13.5 shall be construed so as to limit any liability the Manager may have to the Group under Section 13.2 hereof.

14                                  RIGHTS OF THE MANAGER, RESTRICTIONS ON THE MANAGER’S AUTHORITY, AND NON-COMPETE PROVISIONS

14.1                        Except as may be expressly provided in this Agreement, the Manager shall be an independent contractor and not the agent of the Owner or any other member of the Group and shall have no right or authority to incur any obligation on behalf of any member of the Group or to bind any member of the Group in any way whatsoever. Nothing in this Agreement shall be deemed to make the Manager or any of its subsidiaries or employees an employee, joint venturer or partner of any member of the Group.

14.2                        The Owner acknowledges that the Manager shall have no responsibility hereunder, direct or indirect, with regard to the formulation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of any member of the Group, which is solely the responsibility of each respective member of the Group. Each member of the Group shall set its corporate policies independently through its respective board of directors and executive officers and nothing contained herein shall be construed to relieve such directors or officers of each respective member of the Group from the performance of their duties or to limit the exercise of their powers.

14.3                        Notwithstanding the other provisions of this Agreement:

(a)                                 the Manager may act with respect to a member of the Group upon any advice, resolutions, requests, instructions, recommendations, direction or information obtained from such member of the Group or any banker, accountant, broker, lawyer or other person acting as agent of or adviser to such member of the Group and the Manager shall incur no liability to such member of the Group for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by such member of the Group or its agents, in the absence of gross negligence or wilful misconduct by the Manager or its servants, and shall not be responsible for any misconduct, mistake, oversight, error or judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such banker, accountant, broker, lawyer, agent or adviser or other person as aforesaid;

(b)                                 the Manager shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of any member of the Group or its agents if the performance thereof is or would be illegal or unlawful; and

(c)                                  the Manager shall incur no liability to any member of the Group for doing or failing to do any act or thing which it shall be required to do or perform or forebear from doing or performing by reason of any provision of any law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where the above entity has jurisdiction.

14.4                        During the term of this Agreement and for a period of one year from the date of actual termination of this Agreement, the Manager and any affiliate of the Manager (other than a Coustas Entity (or any (i) current or future beneficiaries of the Coustas Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities) in accordance with Section 3 of the Restrictive Covenant Agreement) shall be prohibited from, directly or indirectly, engaging in (i) the ownership or operation of Containerships larger than 2,500 TEUs, (ii) the ownership or operation of any Drybulk Carriers and (iii) the acquisition of or investment in any business involved in the ownership or operation of Containerships larger than 2,500 TEUs or Drybulk Carriers.

15                                  AVAILABILITY OF OFFICERS

15.1

(a)                                 The Manager will, from January 1, 2013 and during the term of this Agreement, provide the Owner with the services of those executive officers (“Executive Officers”) from time to time agreed with the Owner.  Initially such Executive Officers shall consist of the Chief Executive Officer and President, the Chief Operating Officer and Senior Vice President, the Chief Financial Officer and the Deputy Chief Operating Officer.

(b)

(i)                                     In consideration for the Manager providing the Owner with the services (the “Executive Services”) of the Executive Officers, the Owner shall pay the Manager €1.4 million per year (the “Executive Services Fee”).  The Executive Services Fee may be adjusted by mutual agreement of the

Owner, in the discretion of the Compensation Committee of the Owners’ Board of Directors or the Owner’s Board of Directors, and the Manager as set forth in writing for any period commencing after December 31, 2013, or upon any change in the Executive Officers providing services to the Owner pursuant to Section 15.1(a) hereof.

(ii)                                  In addition to the Executive Services Fee, the Owner may, in the absolute discretion of the Compensation Committee of its Board of Directors or its Board of Directors, pay to the Manager an annual bonus with respect to the Executive Services.

(c)                                  The Manager will use its best efforts to enter into, or cause any sub-manager appointed in accordance with Section 15.1(f) hereof to enter into, employment agreements with such individuals as are identified from time to time by the Board of Directors of the Owner, in its sole discretion, to serve as Executive Officers of the Owner on terms and conditions satisfactory to the Owner.

(d)                                 The Board of Directors of the Owner, in its sole discretion, shall be entitled to direct the Manager (i) to remove any individual serving as an Executive Officer of the Owner from such position and (ii) to appoint such other individual to serve as a successor to such Executive Officer of the Owner as the Board of Directors of the Owner shall select.  Furthermore, the Manager agrees that it will not remove any individual serving from time to time as an Executive Officer of the Owner from their respective position without the prior written consent of the Owner.

(e)

(i)                                     The Owner shall reimburse the Manager for (x) any severance payments made by the Manager or any sub-manager under the terms of any employment agreement with an Executive Officer as a result of such Executive Officer’s termination, removal, resignation, death or disability that are consistent with the Owner’s policies and practices for severance arrangements, including “change of control” payments, (y) the cost of any Executive Officer’s participation in any medical, dental, long-term disability and life insurance benefit plan or program in accordance with the terms of any employment agreement with an Executive Officer and (z) any additional amounts payable to an Executive Officer under the terms of any employment agreement with such Executive Officer with respect to tax withholding or other tax obligations.

(ii)                                  Notwithstanding anything to the contrary herein, the Owner shall not be obligated to make any payments pursuant to Section 15.1(e)(i) with respect to an individual that had been serving as an Executive Officer, if, within 30 days of such individual’s removal or resignation as an Executive Officer,  such individual is employed by or otherwise serving Danaos Corporation in an equivalent senior executive officer position with commensurate responsibilities, compensation and benefits as applied to such individual immediately prior to such individual’s removal or resignation as an Executive Officer.

(iii)                               The Manager shall be obligated to repay to the Owner any amounts, which the Owner has reimbursed the Manager pursuant to Section 15.1(e)(i), which became payable to an Executive Officer as a result of any action taken or omitted to be taken by the Manager (or a sub-manager appointed by the Manager), without the Owner’s prior written consent, that constitutes “good reason” as defined under any employment agreement with an Executive Officer.

(f)                                   The Manager may appoint any person or entity to discharge any of the Manager’s duties under this Section 15.1, subject to the prior written consent of the Owner.  The Manager shall not remove any person or entity appointed pursuant to this Section 15.1(f) without the prior written consent of the Owner.  The Manager’s power to delegate performance of its duties under this Section 15.1 of the Agreement is without prejudice to the Manager’s liability to the Owner to perform such duties with the intention that the Manager shall remain responsible to the Owner for the due and timely performance of all duties and responsibilities of the Manager hereunder.

(g)

(i)                                     The Owner agrees that if an individual serving as an Executive Officer pursuant to Section 15.1(a) of this Agreement is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such individual was serving as an Executive Officer or director of the Owner or is or was serving at the request of, or on behalf of, the Owner or as a director, officer, member, employee, consultant or agent of the Owner, any Subsidiary or another corporation, limited liability corporation, partnership, joint venture, association, trust or other entity, including service with respect to employee benefit plans and service with respect to the Owner or any Subsidiary, whether or not the basis of such Proceeding is such Executive Officer’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Owner, any Subsidiary or other entity, such individual shall be indemnified and held harmless by the Owner and any Subsidiary, as applicable, to the fullest extent permitted by such entity’s corporate documents, including, but not limited to, the Owner’s articles of incorporation or by-laws in effect as of date such individual commences service as an Executive Officer (provided that an Executive Officer shall have the benefit of any amendments to such documents after such date that are favorable to such Executive Officer) and applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing such Executive Officer’s rights to indemnification or contribution) incurred or suffered by such Executive Officer in connection therewith, and such indemnification shall continue as to such Executive Officer even if such Executive Officer has ceased to be a director, officer, member, employee, consultant or agent of the Owner, any Subsidiary or other entity and shall inure to the benefit of your heirs, executors and administrators. The Owner shall advance to such Executive Officers all costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by such executive Officers in connection with any Proceeding within 20 business days after receipt by the Owner of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by such Executive Officer to repay the amount of such advance to the extent required by law.

(ii)                                  Neither the failure of the Owner (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by an Executive Officer under Section 15.1(g)(i) above that indemnification of an Executive Officer is proper because such Executive Officer has met the applicable standard of conduct, nor a determination by the Owner (including its Board of Directors, independent legal counsel or stockholders) that such Executive Officer has not met such applicable standard of conduct, shall create a presumption or inference that such Executive Officer has not met the applicable standard of conduct.

(iii)                               The Owner agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive Officers at a level, and on terms and conditions, no less favorable to any such Executive Officers than the coverage the Owner provides other similarly-situated executives so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum until the fifth anniversary of the termination of an Executive Officer.

(iv)                              Nothing in this Section 15.1(g) shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, an Executive Officer would otherwise have under the corporate documents of any member of the Danaos Group, including, but not limited to, the Owner’s articles of incorporation or by-laws, or under applicable law.

16                                  TERMINATION OF THE AGREEMENT

16.1                        This Agreement shall be effective as of the date hereof and, subject to Sections 16.2, 16.3, 16.4 and 16.5, shall continue until December 31, 2008 (the “Initial Term”).  Thereafter the term of this Agreement shall be extended on a year-to-year basis for twelve additional years (each a “Subsequent Term”) unless the Owner, at least twelve months prior to the end of the then current term, gives written notice to the Manager that it wishes to terminate this Agreement at the end of the then current term.   In no event will the term of this Agreement extend beyond December 31, 2020.

16.2                        The Owner shall be entitled to terminate this Agreement by notice in writing to the Manager if:

(a)                                 the Manager neglects or fails to perform its principal duties and obligations under this Agreement in any material respect, and such neglect or failure is not remedied within twenty (20) Business Days after written notice of the same is given to the Manager by the Owner; or

(b)                                 any money payable by the Manager under or pursuant to this Agreement is not promptly paid or accounted for in full within ten (10) Business Days by the Manager in accordance with the provisions of this Agreement.

16.3                        The Owner shall be entitled to terminate this Agreement immediately if:

(a)                                 the Owner or the Manager ceases to conduct business, or all or substantially all of the properties or assets of either such party is sold, seized or appropriated;

(b)                                 the Owner or the Manager files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation, or if a petition is filed against the Owner or the Manager seeking to have it declared an insolvent or a bankrupt and such petition is not dismissed or stayed within forty (40) Business Days of its filing, or if the Owner or Manager shall admit in writing its insolvency or its inability to pay its debts as they mature, or if an order is made for the appointment of a liquidator, manager, receiver or trustee of the Owner or Manager of all or a substantial part of its assets, or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the Manager’s or Owner’s undertaking, property or assets or if an order is made or a resolution is passed for the Manager’s or Owner’s winding up;

(c)                                  a distress, execution, sequestration or other process is levied or enforced upon or sued out against the Manager’s property which is not discharged within twenty (20) Business Days;

(d)                                 the Manager ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the Owner; or

(e)                                  either the Manager or the Owner is prevented from performing its obligations hereunder by reasons of Force Majeure for a period of two (2) consecutive months or more.

16.4                        In addition to the provisions in Section 16.2 and 16.3, the Owner shall also be entitled to terminate any applicable Shipmanagement Agreement if:

(a)                                 the Owner or any Subsidiary ceases to be the owner of a Vessel by reason of a sale thereof or the Owner or any Subsidiary ceases to be registered as the Owner of a Vessel;

(b)                                 a Vessel becomes an actual or constructive or compromised or arranged total loss or an agreement has been reached with the underwriters in respect of the Vessel’s constructive, compromised or arranged total loss or if such agreement with the underwriters is not reached or it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred;

(c)                                  a Vessel is requisitioned for title or any other compulsory acquisition of a Vessel occurs, otherwise than by requisition by hire; or

(d)                                 a Vessel is captured, seized, detained or confiscated by any government or persons acting or purporting to act on behalf of any government and is not released from such capture, seizure, detention or confiscation within twenty (20) Business Days.

16.5                        The Manager shall be entitled to terminate this Agreement by notice in writing to the Owner:

(a)                                 if any moneys payable by the Owner under this Agreement shall not have been duly paid within sixty (60) Business Days of payment having been demanded by the Manager in writing; or

(b)                                 if the Owner defaults in the performance of any other of its material obligations under this Agreement and fails to remedy such default within sixty (60) Business Days after being given notice in writing by the Manager to remedy the same.

16.6                        Upon the effective date of termination pursuant to this Section 16, the Manager shall promptly terminate its service hereunder as may be required in order to minimize any interruption to the business of the members of the Group.

16.7                        Upon termination, the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement and of any remaining Management Fee due from the Owner, calculated pro rata to the date of termination, and any undisbursed funds of any member of the Group in the Manager’s possession or control will be paid by the Manager as directed by such member of the Group promptly upon the Manager’s receipt of all sums then due it under this Agreement, if any.

16.8                        Upon termination of this Agreement, the Manager shall release to the Owner the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to each Vessel or the provision of Management Services for each Vessel.

16.9                        The provisions of Section 13 shall survive any termination of this Agreement.

17                                  SALE AND RIGHT OF FIRST REFUSAL

17.1                        Unless expressly permitted by the Board of Directors of the Owner pursuant to Sections 17.2 and 17.3 below, during the term of this Agreement, John Coustas and/or any trust established for the Coustas family, under which John Coustas and/or members of his family are beneficiaries will collectively (i) own at least 80% of the outstanding capital stock of the Manager and (ii) hold at least 80% of the voting power of the outstanding capital stock of the Manager, considered for this purpose as a single class; if this provision is breached, the Owner shall have the right to purchase the capital stock of the Manager owned by John Coustas or any trust established for the Coustas family, under which John Coustas and/or members of his family are beneficiaries, at its fair market value.

17.2                        Throughout the duration of this Agreement and for one (1) year period following the expiry or termination of this Agreement, the Manager is prohibited from transferring, assigning, selling or disposing of a significant portion or all of its assets or property that is necessary for the performance of its services under this Agreement and under any Shipmanagement Agreement to any other party without the prior written consent of the Board of Directors.

17.3                        In the event that the Board of Directors permits the Manager to transfer, assign, sell or dispose of any assets or property pursuant to Section 17.2 above, the Manager hereby grants to the Owner a right of first refusal on any such proposed transfer, assignment, sale or disposition.  The right of first refusal contained in this Section 17.3 is in effect during the term of this Agreement and shall extend for a one (1) year period following the expiry or termination of this Agreement.

17.4                        The Owner and the Manager shall have a period of 30 days to reach an agreement for the proposed sale, transfer, assignment or disposition of all or part of the Manager’s assets pursuant to Section 17.3 above.  If no such agreement with respect to a sale is concluded within 30 days, then the Manager may transfer or sell such assets to any other third party provided that the sale is made on terms no less favorable than those last proposed by the Manager to the Owner.

17.5                        The Owner and the Manager acknowledge that all potential transfers pursuant to this Section 17 are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties.

18                                  NOTICES

18.1                        All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to an individual at the following address:

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

Attention: Chief Executive Officer

Danaos Shipping Company Limited
14 Akti Kondyli

185 45 Piraeus

Greece

Attention: Chief Executive Officer

19                                  APPLICABLE LAW AND JURISDICTION

19.1                        This Agreement shall be governed by, and construed in accordance with, the laws of England. The parties hereto submit to the exclusive jurisdiction of the courts of England in connection with any claim arising out of or in connection with this Agreement.

20                                  ARBITRATION

20.1                        All disputes arising out of this Agreement shall be arbitrated in London in the following manner.  One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen.  Their decision or that of any two of them shall be final and, for the purpose of enforcing any award, this Agreement may be made a rule of the court.  The arbitrators shall be commercial persons, conversant with shipping matters.   Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

20.2                        In the event that the Owner or the Manager shall state a dispute and designate an arbitrator, in writing, the other party shall have twenty (20) Business Days to designate its own arbitrator.  Upon failure to do so, the arbitrator appointed by the other party can render an award hereunder.

20.3                        Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

20.4                        The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security.   Awards pursuant to this Section 20 may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

21                                  MISCELLANEOUS

21.1                        This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

21.2                        During the term hereof, the Manager will not provide services hereunder through, or otherwise cause any member of the Group to have, an office or fixed place of business in the United States, and shall take reasonable steps not to cause income of any member of the Group to be subject to tax in any taxing jurisdiction, including the United States, the United Kingdom and Greece.

21.3                        This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SIGNED by	Dr. John Coustas	)	/s John Coustas
for and on behalf of		)
DANAOS CORPORATION		)
in the presence of:	Michalis Papanikolaou	)	/s/ Michalis Papanikolaou

SIGNED by	Mr. Efstathios Sfyris	)	/s/ Efstathios Sfyris
for and on behalf of		)
DANAOS SHIPPING COMPANY LIMITED		)
in the presence of:	Michalis Papanikolaou	)	/s Michalis Papanikolaou

SCHEDULE A

SHIPOWNING SUBSIDIARIES

as of 31 December 2014

Shipowning Subsidiary	Vessel Name	Jurisdiction

Actaea Company Limited	Performance	Malta

Asteria Shipping Company Limited	Priority	Malta

Auckland Marine Inc.	SNL Colombo	Liberia

Balticsea Marine Inc.	OOCL ISTANBUL	Liberia

Bayview Shipping Inc.	ZIM Rio Grande	Liberia

Blacksea Marine Inc.	ZIM Luanda	Liberia

Boulevard Shiptrade S.A.	DIMITRIS C	Marshall Islands

Boxcarrier (No.1) Corp.	CMA CGM Moliere	Liberia

Boxcarrier (No.2) Corp.	CMA CGM Musset	Liberia

Boxcarrier (No.3) Corp.	CMA CGM Nerval	Liberia

Boxcarrier (No.4) Corp.	CMA CGM Rabelais	Liberia

Boxcarrier (No.5) Corp.	CMA CGM Racine	Liberia

Cellcontainer (No.1) Corp.	HANJIN BUENOS AIRES	Liberia

Cellcontainer (No.2) Corp.	HANJIN SANTOS	Liberia

Cellcontainer (No.3) Corp.	HANJIN VERSAILLES	Liberia

Cellcontainer (No.4) Corp.	HANJIN ALGECIRAS	Liberia

Cellcontainer (No.5) Corp.	HANJIN CONSTANTZA	Liberia

Cellcontainer (No.6) Corp.	HANJIN GERMANY	Liberia

Cellcontainer (No.7) Corp.	HANJIN ITALY	Liberia

Cellcontainer (No.8) Corp.	HANJIN GREECE	Liberia

Channelview Marine Inc.	ZIM Sao Paolo	Liberia

Shipowning Subsidiary	Vessel Name	Jurisdiction

Continent Maritime Inc.	ZIM Monaco	Liberia

Expresscarrier (No.1) Corp.	YM Mandate	Liberia

Expresscarrier (No.2) Corp.	YM Maturity	Liberia

Fastcarrier (No.1) Corp.	DEVA	Liberia

Fastcarrier (No.2) Corp.	DERBY D	Liberia

Fastcarrier (No.3) Corp.	CSCL EUROPE	Liberia

Fastcarrier (No.4) Corp.	CSCL AMERICA	Liberia

Fastcarrier (No.5) Corp.	CSCL PUSAN	Liberia

Fastcarrier (No.6) Corp.	CSCL LE HAVRE	Liberia

Federal Marine Inc.	Federal	Liberia

Medsea Marine Inc.	OOCL NOVOROSSIYSK	Liberia

Megacarrier (No.1) Corp.	HYUNDAI TOGETHER	Liberia

Megacarrier (No.2) Corp.	HYUNDAI TENACITY	Liberia

Megacarrier (No.3) Corp.	HYUNDAI SMART	Liberia

Megacarrier (No.4) Corp.	HYUNDAI SPEED	Liberia

Megacarrier (No.5) Corp.	HYUNDAI AMBITION	Liberia

Sarond Shipping Inc.	NILEDUTCH PALANCA	Marshall Islands

Seacarriers Lines Inc.	YM Vancouver	Liberia

Seacarriers Services Inc.	YM Seattle	Liberia

Speedcarrier (No.1) Corp.	HYUNDAI VLADIVOSTOK	Liberia

Speedcarrier (No.2) Corp.	HYUNDAI ADVANCE	Liberia

Speedcarrier (No.3) Corp.	HYUNDAI STRIDE	Liberia

Speedcarrier (No.4) Corp.	HYUNDAI SPRINTER	Liberia

Speedcarrier (No.5) Corp.	HYUNDAI FUTURE	Liberia

Shipowning Subsidiary	Vessel Name	Jurisdiction

Speedcarrier (No.6) Corp.	HYUNDAI PROGRESS	Liberia

Speedcarrier (No.7) Corp.	HYUNDAI HIGHWAY	Liberia

Speedcarrier (No.8) Corp.	HYUNDAI BRIDGE	Liberia

Teucarrier (No.1) Corp.	CMA CGM ATTILA	Liberia

Teucarrier (No.2) Corp.	CMA CGM TANCREDI	Liberia

Teucarrier (No.3) Corp.	CMA CGM BIANCA	Liberia

Teucarrier (No.4) Corp.	CMA CGM SAMSON	Liberia

Teucarrier (No.5) Corp.	CMA CGM MELISANDE	Liberia

Trindade Maritime Company	AMALIA C	Marshall Islands

Vilos Navigation Company Ltd	MSC ZEBRA	Malta

Wellington Marine Inc.	YM Singapore	Liberia

Lease Subsidiaries	Vessel Name	Jurisdiction

Containers Lines Inc.	Derby D	Liberia

Containers Services Inc.	Deva	Liberia

Karlita Shipping Company Limited	CSCL Pusan	Cyprus

Oceanew Shipping Limited	CSCL Europe	Cyprus

Oceanprize Navigation Limited	CSCL America	Cyprus

Ramona Marine Company Limited	CSCL Le Havre	Cyprus

SCHEDULE B

NON-SHIPOWNING SUBSIDIARIES(1)

as of 31 December 2014

Non-Shipowning Subsidiary	Shipowning Subsidiaries Owned	Jurisdiction

Baker International S.A.

Boxcarrier (No.5) Corp.

Channelview Marine Inc.

Cellcontainer (No.4) Corp.

Fastcarrier (No.2) Corp.

Fastcarrier (No.5) Corp.

Seacarriers Services Inc.

Speedcarrier (No.4) Corp.

Speedcarrier (No.6) Corp.

Teucarrier (No.5) Corp.

Liberia

Bayard Maritime Ltd.	Cellcontainer (No.5) Corp. Cellcontainer (No.7) Corp. Megacarrier (No.5) Corp. Oceanprize Navigation Limited Speedcarrier (No.5) Corp. Teucarrier (No.4) Corp.	Liberia

Bounty Investment Inc.	Boxcarrier (No.2) Corp. Fastcarrier (No.1) Corp.	Liberia

(1)           To be updated by Danaos.

Non-Shipowning Subsidiary	Shipowning Subsidiaries Owned	Jurisdiction

Fastcarrier (No.4) Corp. Medsea Marine Inc. Megacarrier (No.3) Corp. Speedcarrier (No.8) Corp. Teucarrier (No.2) Corp.

Erato Navigation Inc.	Actaea Company Limited Federal Marine Inc. Oceanew Shipping Limited Trindade Maritime Company Vilos Navigation Company Ltd	Liberia

Lito Navigation Inc.

Boxcarrier (No.4) Corp.

Cellcontainer (No.2) Corp.

Cellcontainer (No.8) Corp.

Expresscarrier (No.2) Corp.

Fastcarrier (No.3) Corp.

Fastcarrier (No.6) Corp.

Speedcarrier (No.2) Corp.

Teucarrier (No.3) Corp.

Liberia

Lydia Inc	Balticsea Marine Inc.	Liberia

Non-Shipowning Subsidiary	Shipowning Subsidiaries Owned	Jurisdiction

Boxcarrier (No.3) Corp. Containers Lines Inc. Megacarrier (No.1) Corp. Speedcarrier (No.7) Corp. Wellington Marine inc.

Sapfo Navigation Inc.	Boxcarrier (No.1) Corp. Cellcontainer (No.1) Corp. Expresscarrier (No.1) Corp. Megacarrier (No.2) Corp. Ramona Marine Company Limited Speedcarrier (No.1) Corp. Teucarrier (No.1) Corp.	Liberia

Tully Enterprises S.A.	Asteria Shipping Company Limited Boulevard Shiptrade S.A. Continent Marine Inc. Karlita Shipping Company Limited Megacarrier (No.4) Corp. Seacarriers Lines Inc. Sarond Shipping Inc.	Liberia

Non-Shipowning Subsidiary	Shipowning Subsidiaries Owned	Jurisdiction

Westwood Marine S.A.	Auckland Marine Inc. Bayview Shipping Inc. Blacksea Marine Inc. Cellcontainer (No.3) Corp. Cellcontainer (No.6) Corp. Containers Services Inc. Speedcarrier (No.3) Corp.	Liberia

APPENDIX I

FORM OF SHIPMANAGEMENT AGREEMENT

1. Date of Agreement

2. Owners (name, place of registered office and law of registry)	3. Managers (name, place of registered office and law of registry)

DANAOS SHIPPING CO. LTD
ANNEX A // Subsidiary	Name
Name
Liberia / Cyprus / Singapore	Place of registered office
Place of registered office	Cyprus
Cyprus / Panama / Singapore / Greece / Bahamas	Law of registry
Law of registry

4. Day and year of commencement of Agreement (Section 16*)

5. Crew Management (state “yes” or “no” as agreed) (Section 5*)	6. Technical Management (state “yes” or “no” as agreed) (Section 6*)
YES	YES
7. Commercial Management (state “yes” or “no” as agreed) (Section 7*)	8. Insurance Arrangements (state “yes” or “no” as agreed) (Section 10*)
YES	YES
9. Accounting Services (state “yes” or “no” as agreed) (Section 9*)	10. Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Section 11.1(e)*)
YES	YES
11. Provisions (state “yes” or “no” as agreed) (Section 6*)	12. Bunkering (state “yes” or “no” as agreed)

YES	YES
13. Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Section 11.1(d)*)	14. Owner’s Insurance (Section 10*)
YES	YES
15. Management Fee (state annual amount) (Section 11*)	16. Severance Costs (state maximum amount)

N/A
17. Day and year of termination of Agreement (Section 16*)	18. Law and Arbitration (Sections 19, 20*)

English Law; exclusive jurisdiction of the Courts of England
19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Section 18*)	20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Section 18*)

Subsidiary. Same as box 20.	DANAOS SHIPPING CO. LTD. 14 Akti Kondyli, 185 45 Piraeus, Greece Tel: 210 4196400 Fax: 210 4220855 Tlx: 212133 DECU GR E-mail: danship@danaos.gr

*References are to the Management Agreement, dated as of December 31, 2014, between Danaos Corporation and Danaos Shipping Company Limited, as amended from time to time.

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consists of Part I (the foregoing) and Part II (the Management Agreement, dated as of December 31, 2014, between Danaos Corporation and Danaos Shipping Company Limited, as amended from time to time) as well as Annex “A” (Details of Vessel) and each party agrees to be bound by both Part I and Part II hereto.

Signature(s) (Owners)	Signature(s) (Managers)

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO

SHIP MANAGEMENT AGREEMENT

Date of Agreement:

Name of Vessel(s):

Particulars of Vessel(s):

DETAILS	Vessel

Owner
Type
Class
Port of Registry
Year Built
Builder	Vessel’s details
LOA
Breadth Moulded
GRT
NRT
M/E Maker Type

APPENDIX II

FORM OF SUPERVISION AGREEMENT

THIS AGREEMENT is made the            day of               20

BETWEEN:

(1)                           DANAOS CORPORATION (or a subsidiary company to be nominated) a company incorporated under the laws of the Marshall Islands whose registered office is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 and whose principal place of business is at 14 Akti Kondyli, 185 45 Piraeus, Greece (the “Owner”) {if different from the Buyer under the Shipbuilding Contract otherwise Owner to be the same with the Buyer as herein defined}

(2)                           DANAOS SHIPPING CO. LTD.   a company incorporated under the laws of Cyprus whose registered office is at 21 P. Katelaris Street, 504 Libra House, Nicosia 1097 and whose principal place of business is at 14 Akti Kondyli, 185 45 Piraeus, Greece (the “Construction Supervisor”).

WHEREAS:

By a shipbuilding contract dated          and made between                    (the “Builder”) and                        (the “Buyer”) (the “Shipbuilding Contract”) the Builder agreed to construct, to the order of the Buyer, and sell to the Buyer, a         TEU container vessel, known during construction as Hull No.         and to be named              (the “Vessel”);

IT IS NOW AGREED as follows:

1                                         DEFINITIONS

1.1                               Except as otherwise defined herein, all terms defined in the Shipbuilding Contract shall have the same respective meanings when used herein.

1.2                               In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Business Day” means:

(i)                                         in relation to a payment which is to be made hereunder or under any other document, a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in London and New York, and (in respect of any payments which are to be made to the Builder)                , are open for non-automated customer services; and

(ii)                                      in any other case, a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in London and Athens are open for non-automated customer services.

“Building Period” means the period from the execution of this agreement to and including the date of delivery of the Vessel pursuant to the Shipbuilding Contract.

“Buyer’s Supplies” means all of the items to be furnished by the Buyer in accordance with Article         of the Shipbuilding Contract.

“Spares” means the items to be designated as spares by the parties hereto at the time of the delivery of the Vessel.

2                                   APPOINTMENT

2.1                               The Owner hereby appoint the Construction Supervisor and the Construction Supervisor hereby agrees to act as the Owner’s supervisor towards the Builder and as the “Owner’s Representative” under the Shipbuilding Contract for the duration of the Building Period and to perform the duties and rights which rest with the Owner regarding the construction and delivery of the Vessel in accordance with all of the provisions of the Shipbuilding Contract. The Owner shall be responsible for, inter alia, determining the general policy of supervision of construction of the Vessel and the scope of activities of the Construction Supervisor and, in the performance of its duties under this Agreement, the Construction Supervisor shall at all times act strictly in accordance with any instructions or directions given to it by the Owner regarding such general policy or, in the absence of such instructions or directions, in accordance with the standards of a prudent supervisor providing services of the type to be provided under this Agreement, having due regard to the Owner’s interest. Any instructions so given shall be consistent with the nature and scope of the supervision services required to be performed by the Construction Supervisor under this Agreement and shall not require the Construction Supervisor to do or omit to do anything which may be contrary to any applicable law of any jurisdiction or which is inconsistent or contrary to any of the rights and duties of the Owner under the Shipbuilding Contract.

2.2                         Specific powers and duties of the Construction Supervisor

Without prejudice to the generality of the appointment made under Clause 2.1, and (where applicable) by way of addition to the rights, powers and duties so conferred, the Construction Supervisor shall, subject to this Clause 2 and to

Clauses 3 and 4, have and be entrusted with the following rights, powers and duties in relation to the Shipbuilding Contract:

(a)                                     under Article     , to review, comment on, agree and approve the lists of plans and the drawings referred to; to attend the testing of the Vessel’s machinery, outfitting and equipment and to request any tests or inspections which the Construction Supervisor may consider appropriate or desirable and to review and comment on the results of all tests and inspections; to carry out such inspections and give such advice or suggestions to the Builder as the Construction Supervisor may consider appropriate or desirable; and to give notice to the Builder in the event that the Construction Supervisor discovers any construction, material or workmanship which the Construction Supervisor believes does not or will not conform to the requirements of the  Shipbuilding Contract and the specifications;

(b)                                     under Article         to appoint a representative of the Construction Supervisor for the purposes specified in that Article;

(c)                                      if any alteration or addition to the Shipbuilding Contract becomes obligatory or desirable, to consult with the Builder and make recommendations to the Owner as to whether or not acceptance should be given to any proposal notified to the Owner by the Builder;

(d)                                     under Article     to request and agree to any minor alterations, additions, or modifications to the Vessel or the specification and any substitute materials pursuant to Article      which the Construction Supervisor may consider appropriate or desirable, provided that if the cost of such variations or substitute materials would have the effect of altering the Contract Price (as defined in the Shipbuilding Contract) by more than five per cent (5%) from the Contract Price on the date hereof or the amount of any of the installments of the Contract Price due under the  Shipbuilding Contract, the Construction Supervisor shall notify the same to the Owner in writing; to receive from and transmit to the Builder information relating to the requirements of the classification society and to give instructions and agree with the Builder regarding alterations, additions, or changes in connection with such requirements; and to approve the substitution of materials as requested by the Builder;

(e)                                      under Article      , to attend and witness the trials of the Vessel;

(f)                                       to determine whether the Vessel has been designed, constructed, equipped and completed in accordance with, and complies with, the Shipbuilding Contract and the Specifications and Plans (as defined in the Shipbuilding Contract); under Article    , Paragraph    , to give the Builder a notice of acceptance or (as the case may be) rejection of the Vessel, to require or request any further test and inspection of the Vessel, and to give and receive any further or other notice relative to such matters and generally to advise the Owner in respect of all such matters;

(g)                                      to sign together with the Owner any protocols as to sea trials, consumable stores, delivery and acceptance or otherwise, having first ascertained the appropriateness of so doing;

(h)                                      to accept on behalf of the Owner the documents specified in Article       , Paragraph       to be delivered by the Builder at Delivery and to confirm receipt thereof to the Owner;

(i)                                          to give and receive on behalf of the Owner any notice contemplated by the  Shipbuilding Contract, provided that the Construction Supervisor shall not have authority to give on behalf of the Owner any notice which the Owner may be entitled to give to cancel, repudiate or rescind the Shipbuilding Contract without the prior written consent of the Owner; and

(j)                                        to purchase all Buyer’s Supplies as agent of the Owner and supply and deliver the same together with all necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates to the Builder under Article       , and provide to the Owner a list of all such Buyer’s Supplies as soon as possible.

2.3                         The Construction Supervisor shall discharge its responsibilities under this Clause 2 as the Owner’s agent.

2.4                         The costs of supplying and delivering Buyer’s Supplies pursuant to Article       shall be reimbursed by the Owner on Delivery against supporting invoices from the Construction Supervisor which the Construction Supervisor shall supply to the Owner  at the same time as the notice to be given pursuant to Clause 3(c)(i).

3                                   CONSTRUCTION SUPERVISOR’S DUTIES REGARDING CONSTRUCTION

The Construction Supervisor undertakes with the Owner with respect to the Shipbuilding Contract:

(a)                                     to notify the Owner in writing promptly on becoming aware of any likely change to any of the dates on which any installment under the Shipbuilding Contract is expected to be due;

(b)                                     to (i) notify the Owner in writing of the expected date on which the launching or, as the case may be, sea trials of the Vessel is or are to take place and (ii) promptly on the same day as the launching or, as the case may be, sea trials of the Vessel takes or take place to confirm that the launching or, as the case may be, sea trials of the Vessel has or have taken place and, where relevant, that the amount specified in such confirmation is due and payable;

(c)                                      to (i) advise the Owner in writing, four (4) Business Days prior to the date on which the delivery installment under the Shipbuilding Contract is anticipated to become due, of the times and amounts of payments to be made to the Builder under the Shipbuilding Contract and the amount due to the Construction Supervisor for Buyer’s Supplies and (ii) promptly confirm the same on the day on which such installment becomes due (and being the date the same is required to be paid to the account referred to in Article         , Paragraph          of the Shipbuilding Contract);

(d)                                     not to accept the Vessel or delivery of the Vessel on the Owner’s behalf without the Owner’s prior written approval and unless the Construction Supervisor shall have previously certified to the Owner in writing, in the form of the certificate set out in Schedule 1 to this Agreement, that:

(i)        the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans;

(ii)       there is, to the best of the Construction Supervisor’s knowledge and belief having made due enquiry with the Builder, no lien or encumbrance on the Vessel other than the lien in favor of the Builder in respect of the delivery installment of the Contract Price due in accordance with Article      ;

(iii)      the Vessel is safe and undamaged; and

(iv)     the Vessel is recommended for classification by the                  (and the Construction Supervisor shall attach to its certificate the provisional certificate of                         recommending such classification of the Vessel or a duplicate or photocopy of such provisional certificate or otherwise provide evidence of such classification to the Owner);

(e)                                      on receipt thereof from the Builder promptly to deliver the documents specified in Article       , Paragraph        to the Owner or as the Owner may direct; and

(f)                                       not without the prior written approval of the Owner to request of or agree with the Builder any material alterations, additions or modifications to the Vessel.

4                                   CONSTRUCTION SUPERVISOR’S GENERAL OBLIGATIONS

4.1                         The Construction Supervisor undertakes to the Owner, with respect to the exercise and performance of its rights, powers and duties as the Owner’s representative under this Agreement, as follows:

(a)                                     it will well and faithfully serve the Owner as Owner’s agent and will at all times use its best endeavors to protect and promote all of the interests and the welfare of the Owner in relation to the Vessel including, without limitation, its design, construction, fitting out and purchase;

(b)                                     it will ensure the due and punctual observance and performance of all conditions, duties and obligations imposed on the Owner by the Shipbuilding Contract (other than to pay the Contract Price) and will not without the prior written consent of the Owner:

(i)        exercise any rights of the Owner to cancel, repudiate or rescind the Shipbuilding Contract; or

(ii)       waive, modify or suspend any provision of the Shipbuilding Contract if as a result of such waiver, modification or suspension the Owner will or may suffer any adverse consequences;

(c)                                      it will use its best endeavors to ensure the observance and performance by the Builder of all conditions, duties and obligations imposed on the Builder by the Shipbuilding Contract;

(d)                                     it will at its own expense keep all necessary and proper books, accounts, records and correspondence files relating to its duties and activities under this Agreement and shall send quarterly reports to the Owner concerning the progress of the design and construction of the Vessel and keep the

Owner promptly informed of any deviations from the building program; and

(e)                                      it will ensure that any employee(s) of the Construction Supervisor appointed by the Construction Supervisor as representative(s) of the Construction Supervisor for the purpose of Article       shall have appropriate technical qualifications and experience in relation to the construction of ships of the same type as the Vessel and shall be familiar with good international shipbuilding practices.

5                                   INSURANCE

The Construction Supervisor undertakes to keep its representatives at the Builder’s premises or on board the Vessel fully insured against all loss, damages or injuries incurred or suffered by any of them and agrees that the Owner shall not in any respect be liable or responsible for any loss or damage caused by any such persons to the Builder or the Builder’s equipment and the Construction Supervisor undertakes to keep its representatives, the Builder and the Owner fully and effectively indemnified against any liability, loss or claim for any such damage or injuries even to the extent that the same are not fully recovered under the terms of any policy or proceeds of insurance or were not caused by the gross negligence of the Builder or its employees, agents or sub-contractors.

6                                   FEES

In consideration of the performance of the duties assigned to the Construction Supervisor in this Agreement the Owner shall pay to the Construction Supervisor the sum of USD$400,000 for its total supervision costs in connection with the supervision of the construction of the Vessel, and any expenses incurred under the Shipbuilding Contract against presentation of supporting invoices from the Construction Supervisor which the Construction Supervisor shall supply to the Owner at the same time as the notice to be given pursuant to Clause 3(c)(i).  The construction supervision fee shall include all costs which are incurred by the Construction Supervisor in connection with the ordinary exercise and performance by the Construction Supervisor of the rights, powers and duties entrusted to it pursuant to this Agreement.

7                                   COMMENCEMENT - TERMINATION

This Agreement shall come into effect on                    and shall continue until delivery of the Vessel to the Owner by the Builder.

This Agreement may, however, be terminated with immediate effect by the Owner in the event that the Construction Supervisor is in material default of its obligations hereunder and/or in the event that the Shipbuilding Contract is cancelled or terminated.  The Construction Supervisor shall in the event of immediate termination not be entitled to receive any payment in respect of the fees and other amounts described in Clause 6.

8                                   LIABILITIES

Neither the Owner nor the Construction Supervisor shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever beyond their control.

Without prejudice to the foregoing, the Construction Supervisor shall be under no liability whatsoever for any loss, damage, delay or expense of whatever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay of the Vessel) and however arising in the course of performance of its duties under this Agreement, unless the same is proved to have resulted solely from the negligence or willful misconduct of the Construction Supervisor.

9                                   EMPLOYEES

9.1                               None of the employees and/or sub-contractors of the Construction Supervisor shall constitute, for the purposes of this Agreement, sub-agents of the Owner. The Construction Supervisor in its capacity as employer and contractor (and not in its capacity as agent for the Owner), shall (a) be responsible for the salaries, expenses and costs in respect of each of its employees and sub-contractors (not in its capacity as agent for the Owner) and (b) indemnify its employees and sub-contractors for any liabilities and losses incurred by such employees and sub-contractors. For the avoidance of doubt, the Owner shall not be liable for any liabilities, losses, costs or expenses incurred by the Construction Supervisor in its capacity as employer and contractor.

10                            GOVERNING LAW - JURISDICTION

10.1                        This Agreement shall be governed by and be construed in accordance with English law.

10.2                        The Construction Supervisor agrees, for the benefit of the Owner, that any legal action or proceedings arising out of or in connection with this Agreement shall be brought in the English courts and hereby irrevocably and unconditionally submits to the jurisdiction of such courts.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

10.3                 The Construction Supervisor agrees that the process by which any proceedings are begun under this Agreement may be served on it by being delivered in connection with any proceedings in England, to              If this appointment ceases to be effective, the Construction Supervisor shall immediately appoint a further person in England to accept service of process on its behalf in England.  Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

11                            COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

12                            NOTICES

12.1                  Every notice or other communication under this Agreement shall:

(a)                                      be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication (other than telex) in permanent written form;

(b)                                      be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication (other than telex) in permanent written form, at the time of dispatch (provided that if the date of dispatch is a Saturday or Sunday or a public holiday in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next day which is not a Saturday or Sunday or public holiday); and

(c)                                      be sent:

(i)                        To the Construction Supervisor at:

Danaos Shipping Co. Ltd

14 Akti Kondyli

185 45 Piraeus

Greece

Facsimile No.: +30 210 42 20 855

Attention:  Legal Department

(ii)                     To the Owner at:

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

Facsimile No.: +30 210 42 20 855

Attention:  Legal Department

or to such other address and/or numbers for a party as is notified by such party to the other party under this Agreement.

12.2                  Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

13                            CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

IN WITNESS of which this Agreement has been duly executed the day and year first before written.

For the Owner

For the Construction Supervisor

SCHEDULE 1

FORM OF CONSTRUCTION CERTIFICATE

[On the headed notepaper of the Construction Supervisor]

[Vessel Owner] (the “Owner”)

[Address]

Facsimile: [                ]

Attention: [                ]

Date:

Dear Sirs,

[Name of Builder] (the “Builder”), [Name of Vessel] (the “Vessel”)

We refer to the construction supervision agreement dated [                 ] between the Owner and us (the “ Supervision Agreement”).

Words and expression defined in the Supervision Agreement (whether expressly or by incorporation by reference to another document) shall have the same meaning where used in this certificate.

We hereby certify, pursuant to Clause 3(d) of the Supervision Agreement, as follows:

(i)                                     the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans;

(ii)                                  there is, to the best of our knowledge and belief having made due enquiry with the Builder, no lien or encumbrance on the Vessel other than the lien in favor of the Builder in respect of the deliver installment of the Contract Price due in accordance with Article [  ];

(iii)                               The Vessel is safe and undamaged; and

(iv)                              The vessel is recommended for classification by [Name of the classification society] (the “Classification Society”).

With respect to paragraph (iv) above, please find attached to this certificate the provisional certificate of the Classification Society recommending such classification of the Vessel / a duplicate or photocopy of the provisional certificate of the Classification Society recommending such classification of the Vessel / the following evidence of the Classification Society’s recommendation of such classification of the Vessel  [  ].

Yours faithfully

for and on behalf of

DANAOS SHIPPING COMPANY LIMITED